For Immediate Release

Vishay Precision Group Reports Fiscal 2013 Second Quarter and Six Month Results

Net revenues up 13.6% year-over-year and 9.4% sequentially. Cash generated from operations was $5.3 million and free cash flow was $4.4 million.*

MALVERN, Pa. (August 6, 2013) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced its second quarter and six month results ended June 29, 2013.

Ziv Shoshani, chief executive officer of VPG, said, “Net revenues came in as expected in the quarter, and at the same time, consolidated adjusted gross margin improved. I was encouraged that sales were strong sequentially and on a year-over-year basis. We also experienced a very strong quarter for cash generated from operations and free cash flow.”*

Mr. Shoshani added, “The KELK integration continues to run smoothly as we work towards completion this year. We remain focused on our long term goal of achieving growth by expanding our current product portfolio, acquiring complementary products and optimizing our core operations.”

Net revenues for the second quarter of 2013 were $62.8 million, representing a 13.6% increase from $55.3 million of net revenues for the comparable prior year period. Net revenues for the six months ended June 29, 2013 were $120.3 million, representing an 8.2% increase from the $111.2 million of net revenues for the comparable prior year period. Comparing the results of the second quarter of 2013 to the first quarter of 2013, net revenues for the second quarter of 2013 increased by $5.4 million, or 9.4%, from $57.5 million.

GAAP net earnings attributable to VPG stockholders for the second quarter of 2013 were $1.3 million, or $0.09 per diluted share, compared to net earnings attributable to VPG stockholders for the second quarter of 2012 of $3.0 million, or $0.21 per diluted share. GAAP net earnings attributable to VPG stockholders for the six months of 2013 were $1.7 million, or $0.12 per diluted share compared to $4.6 million, or $0.33 per diluted share for the prior year six month period.

GAAP net earnings attributable to VPG stockholders for the second quarter of 2013 include approximately $2.3 million of KELK acquisition purchase accounting adjustments which impacted costs of products sold, and $0.2 million of acquisition costs which affect comparability, as listed on the attached reconciliation table. Adjusted net earnings attributable to VPG stockholders for the second quarter of 2013 were $3.1 million or $0.22 per diluted share, versus net earnings attributable to VPG stockholders of $3.0 million, or $0.21 per diluted share for the comparable prior year period. The overall impact of foreign exchange rates for the second quarter of 2013 as compared to the prior year period had a negative impact to pretax income of $1.5 million, or $0.08 per diluted share.

GAAP net earnings attributable to VPG stockholders for the six months of 2013 include approximately $3.5 million of KELK acquisition purchase accounting adjustments which impacted costs of products sold, and $1.1 million of acquisition and restructuring costs which affect comparability, as listed on the attached reconciliation table. Adjusted net earnings attributable to VPG stockholders for the six months 2013 were $5.0 million, or $0.36 per diluted share compared to $4.6 million, or $0.33 per diluted share for the prior year six month period. The overall impact of foreign exchange rates for the six months of 2013 as compared to the prior year period had a negative impact to pretax income of $2.1 million, or $0.11 per diluted share.

Segments

The Foil Technology Products segment revenues were $24.5 million in the second quarter of 2013, down 7.8% from $26.6 million in the second quarter last year, and relatively flat from $24.4 million in the first quarter of 2013. The gross margin for the segment decreased to 38.1% for the second quarter of 2013 versus 42.6% in the second quarter last year and increased from 37.6% in the first quarter of 2013. The year-over-year decrease in gross margin is primarily due to lower volume, the effect of exchange rates and increases in other costs. The sequential increase in gross margin was due to labor efficiencies.

The Force Sensors segment revenues were $16.1 million in the second quarter of 2013, down 6.3% from $17.2 million in the second quarter last year, and down 1.9% from $16.4 million in the first quarter of 2013. The gross margin for the segment was 20.5% in the second quarter of 2013 versus 21.5% in the second quarter of 2012 and 26.8% in the first quarter of 2013. The year-over-year decrease in gross margin is primarily due to a reduction in volume. The sequential decrease in gross margin is mainly due to one-time positive effects in the first quarter of 2013, exchange rate effects and inventory reduction.

The Weighing and Control Systems segment revenues increased to $22.2 million in the second quarter of 2013, up 92.2% from $11.6 million in the second quarter last year, and up 33.0% from $16.7 million in the first quarter of 2013. The gross margin for the segment was 40.1% (50.2% excluding the KELK acquisition purchase accounting adjustments) in the second quarter of 2013 versus 41.7% in the second quarter of 2012 and 38.4% (45.8% excluding the KELK acquisition purchase accounting adjustments) in the first quarter of 2013. The year-over-year and sequential improvement in adjusted gross margin is primarily due to the inclusion of three months of KELK results in the segment.

Outlook

Mr. Shoshani concluded, “We expect net revenues in the range of $58 million to $63 million for the third quarter of 2013 due to normal seasonality in the business. Additional factors influencing guidance for the third quarter include a concern that particularly strong revenues at KELK in the second quarter of 2013 may not be sustainable, due to the project nature of the business, and an ongoing enterprise resource planning (ERP) implementation in our Foil Technology Products segment, which could temporarily affect our efficiency in that segment.”

*Note: Free cash flow is defined as the amount of cash generated from operations of $5.3 million for the second fiscal quarter of 2013, in excess of our capital expenditure needs of $1.0 million for the second fiscal quarter of 2013 and net of proceeds from the sale of assets of $0.1 million for the second fiscal quarter of 2013.

Conference Call and Webcast

A conference call will be held on August 6, 2013 at 10:00 a.m. EDT (9:00 a.m. CDT). To access the conference call, interested parties may call 888-317-6016 or internationally 412-317-6016, or log on to the investor relations page of the VPG website at http://ir.vishaypg.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317-0088 and using the conference number: 10031478. The replay will also be available on the investor relations page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Vishay Precision Group, Inc.
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
Wendy.wilson@vishaypg.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	June 29,	June 30,
	2013	2012
Net revenues	$62,837	$55,332
Costs of products sold	41,277	35,481
Gross profit	21,560	19,851
Gross margin	34.3%	35.9%
Selling, general, and administrative expenses	18,565	15,761
Acquisition costs	208	-
Operating income	2,787	4,090
Operating margin	4.4%	7.4%
Other income (expense):
Interest expense	(298)	(69)
Other	(907)	108
Total other income (expense) - net	(1,205)	39
Income before taxes	1,582	4,129
Income tax expense	292	1,125
Net earnings	1,290	3,004

Less: net (loss) earnings attributable to noncontrolling interests	(20)	43
Net earnings attributable to VPG stockholders	$1,310	$2,961

Basic earnings per share attributable to VPG stockholders	$0.10	$0.22

Diluted earnings per share attributable to VPG stockholders	$0.09	$0.21

Weighted average shares outstanding - basic	13,392	13,366

Weighted average shares outstanding - diluted	13,947	13,882

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share data)

	Six fiscal months ended
	June 29,	June 30,
	2013 (1)	2012
Net revenues	$120,298	$111,176
Costs of products sold	78,769	72,445
Gross profit	41,529	38,731
Gross margin	34.5%	34.8%
Selling, general, and administrative expenses	36,362	32,277
Acquisition costs	695	-
Restructuring costs	388	-
Operating income	4,084	6,454
Operating margin	3.4%	5.8%
Other income (expense):
Interest expense	(495)	(141)
Other	(1,283)	310
Total other income (expense) - net	(1,778)	169
Income before taxes	2,306	6,623
Income tax expense	580	1,985
Net earnings	1,726	4,638

Less: net earnings attributable to noncontrolling interests	29	54
Net earnings attributable to VPG stockholders	$1,697	$4,584

Basic earnings per share attributable to VPG stockholders	$0.13	$0.34

Diluted earnings per share attributable to VPG stockholders	$0.12	$0.33

Weighted average shares outstanding - basic	13,389	13,364

Weighted average shares outstanding - diluted	13,938	13,875

(1) The Company has recorded purchase accounting adjustments associated with the KELK acquisition for the six fiscal months ended June 29, 2013. An impact of these adjustments was an increase in the costs of products sold of $1.2 million during the first quarter of 2013, therefore, the first quarter 2013 operating results have been recast to reflect these adjustments. The recast net earnings attributable to VPG stockholders for the fiscal quarter ended March 30, 2013 were $0.4 million, or $0.03 per diluted share.

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	June 29,	December 31,
	2013	2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$68,156	$93,881
Accounts receivable, net	37,773	28,766
Inventories, net	55,922	49,389
Deferred income taxes	2,705	4,258
Prepaid expenses and other current assets	11,857	9,572
Total current assets	176,413	185,866

Property and equipment, net	49,309	52,092
Goodwill	18,291	-
Intangible assets, net	24,285	8,009
Other assets	19,406	17,206
Total assets	$287,704	$263,173

Liabilities and equity
Current liabilities:
Trade accounts payable	$9,287	$9,190
Payroll and related expenses	13,654	12,831
Other accrued expenses	15,007	8,499
Income taxes	404	1,425
Current portion of long-term debt	3,647	167
Total current liabilities	41,999	32,112

Long-term debt, less current portion	30,936	11,154
Deferred income taxes	1,814	1,831
Other liabilities	7,431	7,433
Accrued pension and other postretirement costs	12,693	13,835
Total liabilities	94,873	66,365

Commitments and contingencies

Equity:
Common stock	1,237	1,235
Class B convertible common stock	103	103
Capital in excess of par value	182,787	181,938
Retained earnings	30,053	28,356
Accumulated other comprehensive income (loss)	(21,505)	(14,983)
Total Vishay Precision Group, Inc. stockholders' equity	192,675	196,649
Noncontrolling interests	156	159
Total equity	192,831	196,808
Total liabilities and equity	$287,704	$263,173

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	June 29,	June 30,
	2013	2012
Operating activities:
Net earnings	$1,726	$4,638
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	6,027	5,879
(Gain) loss on disposal of property and equipment	(6)	191
Share-based compensation expense	704	562
Inventory write-offs for obsolescence	531	681
Other	(861)	(841)
Changes in operating assets and liabilities	(4,169)	(4,940)
Net cash provided by operating activities	3,952	6,170

Investing activities:
Purchase of property and equipment	(1,810)	(4,188)
Proceeds from sale of property and equipment	42	156
Purchase of businesses	(48,919)	-
Net cash used in investing activities	(50,687)	(4,032)

Financing activities:
Proceeds from long-term debt	25,000	-
Principal payments on long-term debt and capital lease obligations	(1,576)	(90)
Debt issuance costs	(384)	-
Distributions to noncontrolling interests	(32)	(40)
Net cash provided by (used in) financing activities	23,008	(130)
Effect of exchange rate changes on cash and cash equivalents	(1,998)	(702)

(Decrease) increase in cash and cash equivalents	(25,725)	1,306

Cash and cash equivalents at beginning of period	93,881	80,828
Cash and cash equivalents at end of period	$68,156	$82,134

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Six fiscal months ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
GAAP net earnings attributable to VPG stockholders	$1,310	$2,961	$1,697	$4,584

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	2,260	-	3,498	-

Acquisition costs	208	-	695	-
Restructuring costs	-	-	388	-

Reconciling items affecting tax expenses (benefit)
Tax effect of acquisition and restructuring cost
adjustments	(654)	-	(1,266)	-
Adjusted net earnings	$3,124	$2,961	$5,012	$4,584

Weighted average shares outstanding - diluted	13,947	13,882	13,938	13,875

Adjusted earnings per diluted share	$0.22	$0.21	$0.36	$0.33

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